PRICING SUPPLEMENT

ASIAN DEVELOPMENT BANK

GLOBAL MEDIUM-TERM NOTE PROGRAM

Series No:  538-00-1

BRL225,000,000

9.25 per cent. Notes due 30 April 2013

payable in United States Dollars

Issue price:  100.9375 per cent.

Lead Manager

TD Securities

Co-Lead Managers
Deutsche Bank	RBC Capital Markets
Zurich Cantonalbank

The date of this Pricing Supplement is 28 April 2010.

This pricing supplement (the “Pricing Supplement”) is issued to give details of an issue of BRL225,000,000 9.25 per cent. Notes due 30 April 2013 payable in United States dollars (the “Notes”) by the Asian Development Bank (“ADB”) under its Global Medium-Term Note Program and to provide information supplemental to the Prospectus referred to below.

This Pricing Supplement supplements the terms and conditions of the Notes set forth in the Prospectus dated 20 July 2005 (as amended and supplemented and together with the documents incorporated by reference therein, the “Prospectus”) and should be read in conjunction with the Prospectus.  Unless otherwise defined in this Pricing Supplement, capitalized terms used herein have the meanings given to them in the Prospectus.

The issue of the Notes was authorized pursuant to a global borrowing authorization of the Board of Directors of ADB dated 10 December 2009.

This Pricing Supplement does not constitute, and may not be used for the purposes of, an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation, and no action is being taken to permit an offering of the Notes or the distribution of this Pricing Supplement in any jurisdiction where such action is required.

The Notes are not required to be and have not been registered under the U.S. Securities Act of 1933, as amended.  The Notes have not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission passed upon the accuracy or adequacy of this Pricing Supplement.  Any representation to the contrary is a criminal offense in the United States.

The distribution of this Pricing Supplement or the Prospectus and the offer and sale of the Notes may be restricted by law in certain jurisdictions.  Persons into whose possession this Pricing Supplement or the Prospectus comes are required by ADB and the Dealers to inform themselves about and to observe any such restrictions.  For a description of certain restrictions on offers and sales of Notes and on the distribution of this Pricing Supplement or the Prospectus, see “Plan of Distribution” in the Prospectus.

The Notes are not the obligation of any government.

TERMS AND CONDITIONS

The following items are the particular terms and conditions of the Notes to which this Pricing Supplement relates.  In case of any conflict between such terms and conditions and the terms and conditions set forth in the Prospectus, the terms and conditions set forth in this Pricing Supplement shall govern.

General Provisions

1.	Issuer:		Asian Development Bank.

2.	Series Number:		538-00-1.

3.	(i)	Specified Currency (Condition 1(c)):	Brazilian Real (“BRL”), being the lawful currency of the Federative Republic of Brazil.

	(ii)	Specified Principal Payment Currency if different from Specified Currency (Condition 1(c)):	United States Dollars (“U.S.$” or “U.S. dollars”).

	(iii)	Specified Interest Payment Currency if different from Specified Currency (Condition 1(c)):	U.S. dollars

	(iv)	Alternative Currency (Condition 7(i)) (if applicable):	Not applicable.

4.	Aggregate Nominal Amount:		BRL225,000,000 payable in U.S.$.

5.	(i)	Issue Price:	100.9375 per cent. of the Aggregate Nominal Amount.

	(ii)	Net proceeds:	BRL224,015,625 (payable as U.S.$128,596,799.66, using the BRL/U.S.$ exchange rate of 1.742).

6.	Specified Denominations (Condition 1(a)):		BRL1,000 payable in U.S.$.

7.	(i)	Issue Date (Condition 5(d)):	30 April 2010.

	(ii)	Interest Commencement Date (if different from the Issue Date) (Condition 5(d)):	Not applicable.

8.	Maturity Date or Redemption Month (Condition 6(a)):	30 April 2013.

9.	Interest Basis (Condition 5)):	Fixed Rate (Condition 5(a)) (further particulars specified in paragraph 16 below).

10.	Redemption/Payment Basis (Condition 6(a)):	Redemption at par; provided that the Final Redemption Amount shall be payable in U.S. dollars in accordance with paragraph 23 below.

11.	Change of Interest or Redemption/Payment Basis:	Not applicable.

12.	Put/Call Options (Conditions 6(e) and (f)):	Not applicable.

13.	Status of the Notes (Condition 3):	Senior.

14.	Listing:	Luxembourg Stock Exchange.

15.	Method of distribution:	Syndicated.

Provisions Relating to Interest Payable

16.	Fixed Rate Note Provisions (Condition 5(a)):	Applicable

	(i) Rate(s) of Interest:	9.25 per cent. per annum, payable annually in arrear.

	(ii) Interest Payment Date(s):	30 April of each year, from and including 30 April 2011 to and including the Maturity Date.

	(iii) Fixed Coupon Amount(s):	BRL92.50 per Specified Denomination; provided that the Fixed Coupon Amount shall be payable in U.S. dollars in accordance with paragraph 16(vii) below.

	(iv) Broken Amount(s):	Not applicable.

	(v) Day Count Fraction (Condition 5(d)):	Actual/Actual – ICMA.

	(vi) Determination Date(s):	Not applicable.

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Actual/Actual – ICMA has the meaning given to Actual/Actual – ISMA in the Prospectus.

As soon as practicable and in accordance with the procedures specified herein, the Calculation Agent will determine the Reference Rate (as defined in the Appendix) and calculate the amount of interest payable (the “Interest Amount”) with respect to each Specified Denomination for the relevant Interest Period or Calculation Period as follows:

The Interest Amount with respect to any Interest Period shall be a U.S. dollar amount calculated on the relevant Rate Fixing Date (as defined in the Appendix) as follows:

Specified Denomination multiplied by Interest Rate multiplied by day count fraction divided by Reference Rate,

and rounding, if necessary, the entire resulting figure to the nearest cent.

No Calculation Period shall be adjusted in the event that the first day or last day of such period falls on a day that is not a Business Day.

17.	Floating Rate Note Provisions (Condition 5(b)):	Not applicable.

18.	Zero Coupon/Deep Discount Note Provisions (Conditions 5(c) and 6(c)):	Not applicable.

19.	Index-Linked Interest Note Provisions:	Not applicable.

20.	Dual Currency Note Provisions:	Not applicable.

Provisions Relating to Redemption

21.	Call Option (Condition 6(e)):	Not applicable.

22.	Put Option (Condition 6(f)):	Not applicable.

23.	Final Redemption Amount:
The Final Redemption Amount with respect to each Specified Denomination will be a U.S. dollar amount calculated by the Calculation Agent on the Rate Fixing Date with respect to the Maturity Date as follows:

Specified Denomination divided by Reference Rate (as defined in the Appendix),

and rounding, if necessary, the entire resulting figure to the nearest cent.

	(i)	Alternative Payment Mechanism (Conditions 7(a) and (c)):	Not applicable.

	(ii)	Long Maturity Note (Condition 7(f)):	Not applicable.

	(iii)	Variable Redemption Amount (Condition 6(d)):	Not applicable.

24.	Early Redemption Amount:

	(i)	Early Redemption Amount(s) payable on an Event of Default (Condition 9) and/or the method of calculating the same (if required or if different from that set out in the Conditions):

In the event that the Notes become due and payable as provided in Condition 9, the Early Redemption Amount with respect to each Specified Denomination will be a U.S. dollar amount equal to the Redemption Amount that is determined in accordance with “23. Final Redemption Amount” above plus accrued and unpaid interest, if any, as determined in accordance with “16. Fixed Rate Note Provisions (Condition 5(a))”; provided that for the purposes of such determination, the “Rate Fixing Date” shall be the date that is five (5) Business Days prior to the date upon which the Notes become due and payable as provided in Condition 9.

	(ii)	Unmatured Coupons to become void (Condition 7(f)):	Not applicable.

Additional General Provisions Applicable to the Notes

25.	Form of Notes:	Registered Notes.

	Definitive Registered Notes:	Global Registered Note available on Issue Date; not exchangeable for individual Definitive Registered Notes.

26.	Talons for future Coupons to be attached to definitive Bearer Notes (and dates on which such Talons mature):	Not applicable.

27.
Details relating to Partly Paid Notes:  amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of ADB to forfeit the Notes and interest due on late payment:
Not applicable.

28.	Details relating to Installment Notes:	Not applicable.

29.	Redenomination, renominalization and reconventioning provisions:	Not applicable.

30.	Consolidation provisions:	Not applicable.

31.	Other terms or special conditions:
If any date for payment of any principal or interest in respect of the Notes is not a Business Day, ADB shall not be obliged to pay such principal or interest until the first following day that is a Business Day and shall not be obliged to pay any interest or other payment in respect of such postponed payment.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York and São Paolo.

	(i) Relevant Financial Centers:	São Paolo.

	(ii) Additional Business Centers:	New York and London.

Distribution

32.	(i)	If syndicated, names of Managers:	The Toronto-Dominion Bank Deutsche Bank AG, London Branch Royal Bank of Canada Europe Limited Zurich Cantonalbank

	(ii)	Stabilizing Manager (if any):	The Toronto-Dominion Bank.

	(iii)	Commissions and Concessions:	1.375 per cent.

33.	If non-syndicated, name of Dealer:		Not applicable.

34.	Additional selling restrictions:		The following paragraph shall be deemed to be set out under the heading “Brazil” in the section entitled “Plan of Distribution” in the Prospectus:

“Each Manager has represented and agreed that it has not offered or sold and will not offer or sell any Notes in Brazil.  The Notes have not been and will not be registered with the Brazilian Securities and Exchange Commission (Commissão de Valores Mobiliários, the “CVM”).”

Operational Information

35.	(i)	ISIN:	XS0503800681.
	(ii)	CUSIP:	Not applicable.
	(iii)	CINS:	Not applicable.
	(iv)	Other:	Not applicable.

36.	Common Code:		050380068.

37.	Any clearing system(s) other than Euroclear, Clearstream, Luxembourg and DTC and the relevant identification number(s):		Euroclear and Clearstream, Luxembourg only.

38.	Delivery:		Delivery against payment.

39.	Additional Paying Agent(s) (if any):		Not applicable.

40.	Governing Law:		English.

Additional Information

The Notes are denominated in BRL.  Since Brazil is not an ADB member country, ADB will not enjoy in Brazil its usual rights, immunities, privileges and exemptions which are conferred upon ADB by the Agreement Establishing the Asian Development Bank and by statutes, laws and regulations of member countries.  Such privileges include immunity with respect to exchange controls and an exemption from withholding taxes with respect to payments on ADB’s debt securities.

Listing Application

This Pricing Supplement comprises the details required to list the issue of Notes described herein pursuant to the listing of the Global Medium-Term Note Program of ADB.

Material Adverse Change Statement

There has been no material adverse change in the financial position or prospects of ADB since the date of the financial statements included in the most recently published Information Statement of ADB.  ADB’s latest Information Statement was issued on 28 April 2010.

Responsibility

ADB accepts responsibility for the information contained in this Pricing Supplement which, when read together with the Prospectus referred to above, contains all information that is material in the context of the issue of the Notes.

ASIAN DEVELOPMENT BANK

By: /s/ MICHAEL T. JORDAN
Name: MICHAEL T. JORDAN
Title: Assistant Treasurer

Appendix

The Fixed Coupon Amount payable on each Interest Payment Date and the Final Redemption Amount payable on the Maturity Date shall be payable in U.S. dollars, in an amount determined by the Calculation Agent as follows, on applicable Rate Fixing Date.  The Fixed Coupon Amount per Specified Denomination so payable shall be BRL92.50 divided by the Reference Rate, rounded to the nearest cent.  The Final Redemption Amount so payable shall be the Aggregate Nominal Amount divided by the Reference Rate, rounded to the nearest cent.

“Rate Fixing Date” means the date five Business Days before the applicable Interest Payment Date or the Maturity Date.

“Reference Rate” means the PTAX rate that is equal to the U.S.$/BRL spot Ask rate (i.e., the rate at which banks buy BRL and sell U.S.$) expressed as the amount of BRL per one U.S.$, for settlement in two São Paulo and New York business days, as announced by the Banco Central do Brasil at approximately 6.00 p.m. Sao Paulo time and published on Bloomberg page <BZFXPTAX><INDEX> and available on the Central Bank of Brazil website (http://www.bcb.gov.br/?english) on the Rate Fixing Date; provided that the PTAX rate found on the Central Bank website shall prevail in case of conflict with the PTAX rate appearing on Bloomberg page <BZFXPTAX><INDEX>.  If the PTAX Rate is not available for any reason on either Bloomberg page <BZFXPTAX><INDEX> (or on any successor page) or on the web site of the Central Bank of Brazil (http://www.bcb.gov.br/?english) on any relevant Rate Fixing Date, then BRL12 shall be used to determine the Reference Rate on such Rate Fixing Date.

“BRL12” means the EMTA BRL Industry Survey Rate, which is the U.S.$/BRL specific foreign exchange rate for U.S.$ expressed as the amount of BRL per one U.S.$, for settlement in two São Paulo and New York business days, as published on EMTA’s website (www.emta.org) at around 15:45 São Paulo time or as soon thereafter as practicable, on the applicable Rate Fixing Date. BRL12 is calculated by EMTA pursuant to the EMTA BRL Indicative Survey Methodology (which means a methodology, dated as of 1 March, 2004, as amended from time to time, for a centralized industry-wide survey of financial institutions in São Paulo that are active participants in the U.S.$/BRL spot markets for the purpose of determining the EMTA BRL Industry Survey Rate).

“Business Day” means a day (other than a Saturday or Sunday) on which the banks and foreign exchange markets are open for general business (including dealings in foreign exchange and foreign currency deposits) in each of Saõ Paulo, London and New York.

“Calculation Agent” means The Toronto-Dominion Bank.

Additional Fallback Provisions.  In the event that the PTAX Rate and the BRL 12 are not available on any Rate Fixing Date, the Reference Rate will be determined by the Calculation Agent on such Rate Fixing Date in its sole discretion, acting in good faith and in a commercially reasonable manner, having taken into account relevant market practice.

Determinations by the Calculation Agent.  The determination by the Calculation Agent of any amount or of any state of affairs, circumstance, event or other matter, or the formation of any opinion or the exercise of any discretion required or permitted to be determined, formed or exercised by the Calculation Agent under the Notes and pursuant to the Calculation Agent Agreement shall (in the absence of manifest error) be final and binding on all parties (including, but not limited to, ADB and the holders of the Notes) and shall be made in its sole discretion in good faith and in a commercially reasonable manner in accordance with the Calculation Agent Agreement.

ISSUER

Asian Development Bank
6 ADB Avenue
Mandaluyong City
1550 Metro Manila
Philippines

Postal Address
P.O. Box 789
0980 Manila
Philippines

GLOBAL AGENT, REGISTRAR AND TRANSFER AGENT

Citibank, N.A.
1 Northwall Quay
Dublin 1
Ireland

LUXEMBOURG LISTING AGENT,
PAYING AGENT
AND TRANSFER AGENT

BGL BNP Paribas
50, avenue J.F. Kennedy
L-2951 Luxembourg

LEGAL ADVISERS TO THE DEALERS

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006

AUDITORS

Deloitte & Touche LLP
6 Shenton Way #32-00
DBS Building Tower Two
Singapore 068809